Exhibit 10.12

FINAL FORM

CONVERTIBLE NOTE PURCHASE AGREEMENT

among

th international limited

and

[SONA CREDIT MASTER FUND LIMITED]/ [SUNRISE PARTNERS LIMITED PARTNERSHIP]

and

Pangaea Two Acquisition Holdings XXIIA Ltd

_______________________________

Dated December 9, 2021

_______________________________

Table of Contents

Page

1.	Definitions and Interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	10
2.	Purchase and Sale of the Notes and the Common Shares		11
	2.1	Purchase and Sale of the Notes and the Common Shares	11
	2.2	Accredited Investor	11
3.	Closing, Closing Deliveries and Exchange of Notes		12
	3.1	Closing	12
	3.2	Closing Deliveries of the Company	12
	3.3	Closing Deliveries of the Investor	13
	3.4	Exchange and Listing of Notes	13
4.	Representations and Warranties of the Company		14
	4.1	Organization, Good Standing and Qualification	14
	4.2	Authorization; Enforceable Agreement	14
	4.3	Governmental Consents	14
	4.4	Capitalization	15
	4.5	Subsidiaries	15
	4.6	Financial Statements	16
	4.8	Reports	16
	4.9	Absence of Changes	17
	4.10	Property	18
	4.11	Indebtedness	18
	4.12	Master Franchise Agreements	18
	4.13	Litigation and Proceedings	19
	4.14	Taxes	19
	4.15	Compliance with Laws	20
	4.16	Environmental Compliance	21
	4.17	Compliance with Other Instruments	22
	4.18	No Conflict	22
	4.19	Intellectual Property	22
	4.20	Ranking of the Notes	23
	4.21	Registration Rights	23

i

	4.22	Investment Company Act	24
	4.23	Brokers’ Fees and Expenses	24
	4.24	International Trade; Anti-Corruption	24
	4.25	Money Laundering Laws	25
	4.26	No General Solicitation	25
	4.27	Offering; Exemption	25
	4.28	No Integrated Offering	25
	4.29	Labor Matters	25
	4.30	Insurance	25
	4.31	Solvency	26
	4.32	Related Party Transactions	26
5.	Representations and Warranties of the Investor		26
	5.1	Organization	26
	5.2	Authorization; Enforceability	26
	5.3	Consents	26
	5.4	No Default or Violation	27
	5.5	Investor Status	27
6.	Conditions to the Investor’s Obligations at Closing		28
	6.1	Representations and Warranties	28
	6.2	Performance	29
	6.3	No Material Adverse Effect	29
	6.4	Qualification Under Securities Laws	29
	6.5	Orders	29
	6.6	Disclosure Letter	29
7.	Conditions to the Company’s Obligations at Closing		29
	7.1	Representations and Warranties	29
	7.2	Performance	29
	7.3	Orders	29
8.	Covenants		29
	8.1	PIPE Share Subscription Agreement and Option Agreement	30
	8.2	Reservation of Common Shares; Issuance of Common Shares; Blue Sky	30
	8.3	Removal of Restrictive Legend	30
	8.4	Transfer Taxes	30
	8.5	Confidentiality	31

ii

	8.6	Further Assurances	31
9.	Registration Rights		32
10.	Indemnification		36
	10.6	Exclusive Remedy	38
11.	Termination		38
	11.1	This Agreement may be terminated prior to the Closing as follows:	38
	11.2	Survival	39
12.	Miscellaneous		39
	12.1	Governing Law	39
	12.2	Jurisdiction	39
	12.3	Remedies	40
	12.4	No Third-Party Beneficiaries	40
	12.5	No Personal Liability of Directors, Officers, Owners, Etc	40
	12.6	Entire Agreement	40
	12.7	Notices	40
	12.8	Delays or Omissions	41
	12.9	Amendments and Waivers	41
	12.10	Counterparts	41
	12.11	Severability	41

Exhibits

Exhibit A – Form of Convertible Note
Exhibit B – Form of Public Note Indenture
Exhibit C – Form of Maples & Calder Opinion
Exhibit D – Form of PIPE Subscription Agreement

Schedule 1 – Investor Schedule

Schedule 2 – List of Knowledge Individuals

Schedule 3 – Addresses for Notice

iii

CONVERTIBLE NOTE PURCHASE AGREEMENT

This CONVERTIBLE NOTE PURCHASE AGREEMENT is entered into as of December 9, 2021, by and among TH INTERNATIONAL LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands with registration number 336092 (the “Company”, which, for purposes of Section 9 hereto, shall include any successor thereto), Pangaea Two Acquisition Holdings XXIIA Ltd (“PGXXIIA”) and the investor named in Schedule 1 (the “Investor”).

WHEREAS, on the terms and conditions set forth in this Agreement, the Company desires to issue and sell, and the Investor desires to purchase, senior unsecured convertible notes in the aggregate principal amount of $[●] substantially in the form attached hereto as Exhibit A (with such changes thereto as may be mutually agreed) (the “Notes”);

WHEREAS, Silver Crest Acquisition Corporation, an exempted company with limited liability incorporated under the Laws of the Cayman Islands with registration number 365811 (“Silver Crest”) and Miami Swan Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands with registration number 376960 and a wholly-owned subsidiary of the Company (“Target”), are, together with the other parties thereto, entering into a definitive Agreement and Plan of Merger (the “Merger Agreement” and the transactions contemplated by the Merger Agreement to be completed on and prior to the closing date thereof, the “Merger Transactions”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, (i) Target will merge with and into Silver Crest (such merger, the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of the Company (Silver Crest as the surviving entity of the First Merger, the “Surviving Entity”), and (ii) immediately following consummation of the First Merger and as part of the same overall transaction, the Surviving Entity will merge with and into the Company (such merger, the “Second Merger”), with the Company surviving the Second Merger (such transactions, collectively, the “Business Combination”), and upon consummation of the Merger Transactions, the shareholders of Silver Crest will become shareholders of the Company;

WHEREAS, on or about the date of completion of the Business Combination (the “Business Combination Closing Date”), the Company intends to enter into a subscription agreement (the “PIPE Share Subscription Agreement”) with the Investor, in substantially the form attached hereto as Exhibit D (with such changes thereto as may be mutually agreed), pursuant to which the Company has agreed to issue and allot, and the Investor has agreed to subscribe, an aggregate of 500,000 of the Company’s ordinary shares (the “Common Shares”) at a price of US$10.00 per share;

WHEREAS, PGXXIIA has agreed to, on or about the Business Combination Closing Date, enter into an option agreement in mutually agreed form (the “Option Agreement” and, together with this Agreement, the Notes, the PIPE Share Subscription Agreement, and any other agreement, certificate or other document to be entered into or delivered pursuant to the terms hereof, the “Transaction Documents” and the transactions contemplated thereunder, the “Transactions”) with the Investor, pursuant to which PGXXIIA will agree to assign to the Investor (and cause Pangaea Two Acquisition Holdings XXIIB Ltd (“PGXXIIB”) to effect such assignment), and the Investor will agree to acquire, 200,000 Class A ordinary shares in the Company with an exercise price of $11.50 per share; and

WHEREAS, in connection with such purchase and sale, the Company and the Investor desire to make certain representations and warranties and enter into certain agreements.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the parties agree as follows:

1.                Definitions and Interpretation.

1.1              Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Action” means any action, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person (1) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; (2) who is a director or officer of such Person or any Subsidiary of such Person or of any Person referred to in clause (1) of this definition; or (3) who is a spouse or any person cohabiting as a spouse, child or step-child, parent or step-parent, brother, sister, step-brother or step-sister, parent-in-law, grandchild, grandparent, uncle, aunt, nephew and niece of a Person described in clause (1) or (2). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that for purposes of Section 4.24, clause (3) above shall be limited to a spouse, child, parent or a Person described in clause (1) or (2).

“Agreement” means this Convertible Note Purchase Agreement, as it may be amended, restated, or otherwise modified from time to time, together with all exhibits, schedules, and other attachments thereto.

“Anti-Corruption Laws” means the PRC Anti-Unfair Competition Law, the anti-bribery provisions of the PRC Criminal Law, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010 and any other applicable anti-bribery or anti-corruption Laws.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and 2019, consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2020 and 2019.

“Board” shall mean the Board of Directors of the Company.

“Breach” shall have the meaning set forth in Section 10.1.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York, Hong Kong and London are authorized or required by law to remain closed.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986.

“Common Shares” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each material stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension, bonus, incentive, deferred compensation, employee loan and each other material benefit or compensation plan, agreement or other general arrangement that is, in each case, contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current employee or director of the Company or its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent or otherwise (including on account of an ERISA Affiliate), but not including any of the foregoing sponsored or maintained by a Governmental Authority or required to be contributed to or maintained pursuant to applicable Law.

“Company Intellectual Property” shall have the meaning set forth in Section 4.19(a).

“Company Lease” shall have the meaning set forth in Section 4.10(b) (collectively, the “Company Leases”).

“Company Permits” shall have the meaning set forth in Section 4.15(a).

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other commitment.

“Conversion Shares” means the Common Shares issuable upon conversion of the Notes purchased under this Agreement and, for purposes of Section 9 of this Agreement, shall also include any securities issued or issuable, directly or indirectly, with respect to, on account of or in exchange for such Common Shares, whether by share split, share dividend, recapitalization, merger, consolidation or other reorganization, charter amendment or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Cut-off Date” means June 25, 2021.

“Disclosure Letter” means the disclosure letter delivered by the Company to Investor on the date hereof and dated as of the date of this Agreement.

“Effectiveness Date” shall have the meaning set forth in Section 9.1.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or such Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Filing Date” shall have the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Indemnified Party” shall have the meaning set forth in Section 10.1.

“Indemnifying Party” shall have the meaning set forth in Section 10.1.

“Information” shall have the meaning set forth in Section 8.5.

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names, corporate names, logos, slogans (and all translations, adaptations, derivations and combination of the foregoing) and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, and (v) trade secrets, and any other intellectual property rights in know-how and confidential information.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Knowledge” means the knowledge that each of the individuals listed in Schedule 2 actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or his or her contacts among the deal team members at Silver Crest (“Relevant Persons”); provided that, for the avoidance of doubt, other than such reasonable inquiry with Relevant Persons, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Losses” shall have the meaning set forth in Section 10.1.

“Master Franchise Agreements” means that (1) certain Company Franchise Agreement, dated as of June 12, 2018, by and between Tim Hortons Restaurants International GmbH and TH Hong Kong International Limited, (2) certain Amended and Restated Company Franchise Agreement, dated as of June 12, 2018, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd. (including any joinder agreements entered into from time to time pursuant to the terms and conditions thereof), and (3) certain Master Development Agreement, dated as of June 11, 2018, by and between Tim Hortons Restaurants International GmbH and TH Hong Kong International Limited, each as supplemented, amended, restated or modified in accordance with the terms and conditions thereof from time to time.

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event (collectively, “Effects”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures); (e) the announcement or the execution of this Agreement, the pendency of the Transactions and Merger Transactions, or the performance of this Agreement or the Merger Agreement (including actions taken at the request or with the consent of the Silver Crest pursuant thereto); (f) any action taken or not taken at the written request of the Investor or, if reasonably sufficient information is provided to the Investor in advance to determine whether a Material Adverse Effect would reasonably be expected to occur, any action taken or not taken that is consented to in writing by Investor; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any action taken by the Investor or its Affiliates; provided, further, that any Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

“Memorandum and Articles of Association” means (i) prior to the effective time of the First Merger, the Company’s Amended and Restated Memorandum and Articles of Association adopted by special resolution dated February 26, 2021, and (ii) upon adoption immediately prior to the effective time of the First Merger, the Company’s Amended and Restated Memorandum and Articles of Association substantially set out in Annex B of the Form F-4 of the Company filed with the SEC (the “Amended Memorandum and Articles of Association”).

“Money Laundering Laws” means applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986 and all money laundering-related laws of all jurisdictions where the Company or its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“Notes” shall have the meaning set forth in the recitals of this Agreement.

“Onshore Companies” means each of Tim Hortons (China) Holdings Co., Ltd., Shanghai Donuts Enterprise Management Co., Ltd., Tim Hortons (Shanghai) Food and Beverage Co., Ltd., Tim Hortons (Beijing) Food and Beverage Service Co., Ltd and Tims Coffee (Shenzhen) Co., Ltd.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (A) not yet delinquent or that are being contested in good faith through appropriate Actions and (B) for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) with respect to any real property subject to a Company Lease (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Company Lease, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (vi) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses or sublicenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Audited Financial Statements of the Company (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Audited Financial Statements of the Company), (ix) Liens securing any indebtedness of the Company or its Subsidiaries, (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

“PRC” or “China” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Public Note Indenture” shall have the meaning set forth in Section 3.4.

“Public Notes” shall have the meaning set forth in Section 3.4.

“Purchase Price” shall have the meaning set forth in Section 2.

“Registered Intellectual Property” shall have the meaning set forth in Section 4.19(a).

“Registration Rights Agreement” means the registration rights agreement in substantially the form attached to the Merger Agreement to be entered into by the parties thereto on or about the Business Combination Closing Date.

“Registration Statement” shall have the meaning set forth in Section 9.1.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Circulars” means, to the extent applicable, any of (i) Circular 7, issued by SAFE on February 15, 2012, titled “Notice of the State Administration of Foreign Exchange on the Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company,” (the “SAFE Circular 7”) effective as of February 15, 2012, or any successor rule or regulation under the Law of the PRC, (ii) Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents through Special Purpose Vehicles,” (the “SAFE Circular 37”) effective as of July 4, 2014, or any successor rule or regulation under the Law of the PRC, (iii) Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, and repealed by SAFE Circular 37 on July 4, 2014 and (iv) Circular 78, issued by SAFE on March 28, 2007, titled “Notice of the SAFE on Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies,” effective as of March 28, 2007 and repealed by SAFE Circular 7 on February 15, 2012.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union or (e) PRC; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury of the United Kingdom or (v) PRC.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“SEC Reports” shall have the meaning set forth in Section 4.

“Securities” shall have the meaning set forth in Section 5.5.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Solvent” shall have the meaning set forth in Section 4.32.

“SPAC Impairment Effect” an event, occurrence or circumstance that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Silver Crest to consummate the Merger Transactions.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization, or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” or “Taxes” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Returns” mean any and all returns, report, document, declarations, claims for refund, tax shelter disclosure statements, election or information returns, filings or statements, reports and forms relating to Taxes filed or required to be filed with any Tax authority or any other Person, including any schedule or attachment thereto or any amendment thereof.

“Trade Control” shall have the meaning set forth in Section 4.24(a).

“Transaction Documents” shall have the meaning set forth in the recitals of this Agreement.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

1.2           Interpretation. Unless the context otherwise requires:

(a)               Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)              Gender and Number. All words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)               Headings. Headings, titles and subtitles are included for convenience only and shall not affect the construction or interpretation of any provision of this Agreement.

(d)               Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)               References. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes or any rules or regulations promulgated under such statutes. The term “party” or “parties” shall mean a party to or the parties to this Agreement unless the context requires otherwise. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day.

(f)                Drafting and Negotiation. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(g)               Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(h)               Language. This Agreement is drawn up in the English language.

2.             Purchase and Sale of the Notes and the Common Shares.

2.1           Purchase and Sale of the Notes and the Common Shares. On the terms and conditions set forth in this Agreement, at the Closing, the Investor will purchase from the Company, and the Company will issue, sell and deliver to the Investor Notes in an aggregate principal amount of $50,000,000 (the “Principal Amount”), for a purchase price of 98.0% of the Principal Amount (the “Purchase Price”), such amount to be paid in full, in cash, to the Company at the Closing.

2.2           Accredited Investor. The Note will be sold to the Investor pursuant to a private placement pursuant to Section 4(a)(2) of the Securities Act to persons who are accredited investors (as defined in Rule 501 of Regulation D under the Securities Act).

3.              Closing, Closing Deliveries and Exchange of Notes.

3.1           Closing. The consummation of the purchase and sale of the Notes and the Common Shares and the other transactions contemplated by this Agreement (the “Closing”) shall, unless this Agreement is terminated pursuant to Section 11.1, take place electronically at 10:00 a.m. London time on the first date following the date on which each of the conditions set forth in Sections 6 and 7 has previously been fulfilled or waived (other than those conditions that can be fulfilled only at the Closing), or at such other time and place as the Company and the Investor shall mutually agree (such date, the “Closing Date”).

3.2            Closing Deliveries of the Company. At the Closing, the Company shall deliver to the Investor:

(a)               one or more note certificates representing the principal of the Notes being purchased by the Investor, substantially in the form as attached in Exhibit A, with such changes as may be mutually agreed;

(b)               a copy of the constitutional documents and statutory registers of the Company certified by a duly authorized director of the Board of the Company to be true, complete and correct copies thereof;

(c)               a copy of a recent certificate of incumbency in respect of the Company issued by its registered office and a recent certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands;

(d)               a copy of all resolutions and documentation evidencing the Board’s authorization of this Agreement, the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, certified by a duly authorized director of the Board to be true, complete and correct copies thereof;

(e)               a copy of all resolutions and documentation evidencing the authorization of the board of directors of PGXXIIA of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, and the execution, delivery and performance of the Transaction Documents to which it is a party, certified by a duly authorized director of such party to be true, complete and correct copies thereof;

(f)                an incumbency certificate, in a form reasonably acceptable to the Investor, with respect to the officers executing documents or instruments on behalf of the Company, certified by a duly authorized director of the Company to be true, complete and correct copies thereof;

(g)               a certificate, executed by a duly authorized director of the Board of the Company, dated as of the Closing Date, certifying as to the conditions set forth in Section 6;

(h)               a receipt for payment of the Purchase Price;

(i)                an opinion of Maples & Calder (Cayman) LLP, counsel for the Company as to Cayman Islands Law, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C;

(j)                a copy of the signed consent letter from Silver Crest consenting to the transactions contemplated by the Transaction Documents; and

(k)              a copy of the consent and waiver letter signed by and on behalf of Tim Hortons Restaurants International GmbH, PGXXIIB, L&L Tomorrow Holdings Limited, Lord Winterfell Limited, Tencent Mobility Limited, SCC Growth VI Holdco D, Ltd., and Eastern Bell International XXVI Limited and PGXXIIA.

3.3            Closing Deliveries of the Investor. At the Closing, the Investor shall deliver to the Company:

(a)               payment of the Purchase Price by wire transfer of immediately available funds to an account designated by the Company on or prior to the date hereof.

3.4            Exchange and Listing of Notes. On or before December 31, 2021, the Company shall:

(a)               exchange the Notes of the Investor for convertible notes with substantially the same terms as the Notes as updated to reflect the Public Note Indenture (as defined below) and with such other changes as may be consented to by the Company and the Investor (the “Public Notes”) issued under an indenture substantially in the form of Exhibit B, with such changes as may be consented to by the Company and the Investor (such consent not to be unreasonably withheld) (the “Public Note Indenture”); and

(b)               procure and maintain the listing and quotation of the Public Notes on the SGX-ST or such other stock exchange as may be approved by the Investor.

Upon the issuance of the Public Notes, all of the outstanding principal amount of the Notes will be automatically exchanged for an equal principal amount of the Public Notes. The exchange of the Notes into Public Notes will be completed on a cashless basis by the Investor surrendering the Notes to the Company in exchange for Public Notes, and other than such surrender of the Notes to the Company by the Investor, no consent or any other action will be required by the Investor for such exchange. Notwithstanding anything in this Agreement or the Notes to the contrary, the covenants in Section 9 of the Notes shall cease to be applicable in their entirety once the Public Notes are issued and the Notes are exchanged therefor in accordance with this Section 3.4, and the Notes and the obligations of the Company thereunder shall be cancelled and extinguished. The covenants, agreements and terms of or relating to the Public Notes, once issued, shall be exclusively governed by or pursuant to the Public Note Indenture.

3.5            Delivery of Register of Notes. On or before the second Business Day after the Closing, the Company shall deliver to the Investor a copy of the register of notes of the Company as of that date evidencing the issuance of the Note to the Investor, certified by a duly authorized director of the Board to be a true, complete and correct copy thereof;

4.              Representations and Warranties of the Company. The Company represents and warrants to the Investor that, except as otherwise disclosed or incorporated by reference in the Company’s Form F-4 or other reports and forms filed with or furnished to the SEC by the Company and/or Silver Crest on or before the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature) (all such reports covered by this clause collectively, the “SEC Reports”):

4.1            Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing, in good standing under the Laws of the jurisdiction of its formation and in compliance with all registration, inspection and approval requirements; has all requisite power, authority and qualifications and has made all requisite filings or obtained all requisite approvals to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each jurisdiction in which its business requires such qualification, except to the extent that any such failure to be in good standing or duly qualified would not prevent or materially delay or materially impair the performance by the Company and its Subsidiaries of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement and, in each case, to the extent that the concepts of “good standing” and “qualified to business” are applicable in the respective jurisdictions of incorporation of the Company and its Subsidiaries or the jurisdictions in which any of them is conducting business. True, accurate and complete copies of the Company’s Memorandum and Articles of Association and the organizational documents of the Company’s Subsidiaries have been made available to the Investor.

4.2            Authorization; Enforceable Agreement. All corporate action on the part of the Company necessary for the authorization, execution, and delivery of each of the Transaction Documents, the performance of all obligations of the Company under each of the Transaction Documents, and the authorization, issuance (or reservation for issuance), sale, and delivery of (i) the Notes being sold hereunder, and (ii) the Common Shares issuable upon conversion of the Notes in accordance with the terms of the Notes has been taken, and each of the Transaction Documents, when executed and delivered, assuming due authorization, execution and delivery by the Investor or any other party thereto other than the Company, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. Without limiting the foregoing, the issuance and delivery of the Common Shares have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance, the Common Shares will be duly and validly issued, fully paid and nonassessable.

4.3            Governmental Consents. No consent, approval, order, or authorization of or registration, qualification, declaration, or filing with, any Governmental Authority on the part of the Company is required in connection with the offer, sale, or issuance of the Notes, the Common Shares, or the Common Shares issuable upon conversion of the Notes, or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the compliance with other applicable foreign or U.S. state securities or “blue sky” Laws, which compliance will have occurred within the appropriate time periods; (ii) the filing with the SEC of the registration statements contemplated under Section 9 hereof, (iii) any application or notification to Nasdaq that is required in connection with the issuance and sale of the Notes and the Common Shares hereunder, and the Common Shares issuable upon conversion of the Notes; (iv) any filings required by the Financial Industry Regulatory Authority; and (v) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (vi) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.

4.4            Capitalization. The authorized share capital of the Company consists of 5,000,000 shares of par value US$0.01 per share, of which 56,691 ordinary shares and 60,000 redeemable shares were issued and outstanding as of December 9, 2021. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding capital stock or other ownership interests of each Subsidiary are owned by the Company, directly or through its Subsidiaries, and are free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. None of the outstanding shares, shares of capital stock of or ownership interests in the Company or any of its Subsidiaries were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company or such Subsidiary. Except as set forth in Section 4.4 of the Disclosure Letter, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company of any securities of the Company, nor are there any agreements or commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. Except as set forth in Section 4.4 of the Disclosure Letter, there are no outstanding rights or obligations of the Company to repurchase or redeem any of its equity securities or any shareholders agreement, voting or similar agreement in relation to the Company’s equity securities. The respective rights, preferences, privileges, and restrictions of the Common Shares are as stated in the Memorandum and Articles of Association. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.5            Subsidiaries. All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries are owned directly or indirectly by the Company, free and clear of all Liens, and are duly authorized and validly issued, fully paid and non-assessable and there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, voting, transfer or redemption by any of the Company’s Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock of any of the Company’s Subsidiaries (other than any such subscription, option, warrant, call right, agreement or commitment in favor of the Company or its Subsidiaries).

(a)               None of the Subsidiaries of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company. After the Onshore Companies have paid up all its taxes, levies and charges, made any statutorily required funds allocations and taken appropriate corporate actions for such authorizations, all dividends and other distributions declared and paid in Renminbi by the Onshore Companies upon the equity interests held by the Company’s non-PRC Subsidiaries may be converted into foreign currencies and transferred out of the PRC; all such dividends and other distributions may be distributed without the necessity of obtaining any authorizations from any Governmental Authority, subject to compliance with certain procedural requirements.

4.6            Financial Statements.

(a)               The financial statements of the Company and its Subsidiaries on a consolidated basis as of and for the financial year ended December 31, 2020 and the period ended 30 June 2021 and, to the Company’s Knowledge and except as otherwise set forth in Section 4.6(a) of the Disclosure Letter, the financial statements of Silver Crest included or incorporated by reference in the SEC Reports (A) fairly present the financial condition and the results of operations of the Company, its Subsidiaries and Silver Crest (as applicable) as of the dates and for the periods indicated in such SEC Reports, (B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (C) have been prepared from and are consistent with the books and records of the Company, its Subsidiaries and Silver Crest (as applicable).

(b)               Except as otherwise set forth in Section 4.6(b) of the Disclosure Letter, the Company and its Subsidiaries do not (and to the Company’s Knowledge, Silver Crest does not) have any liabilities or obligations (accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company or Silver Crest (as applicable).

4.7            Valid Issuance. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance of the Conversion Shares in accordance with their terms, the Conversion Shares will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under the Transaction Documents, the Memorandum and Articles of Association and under applicable state, U.S. federal and foreign securities Laws. The sale of the Notes hereunder is not, and the subsequent conversion of the Notes into Conversion Shares will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Memorandum and Articles of Association or any other agreement.

4.8            Reports.

(a)               The SEC Reports (including any exhibits and schedules thereto and other information incorporated by reference therein), when they became effective or were filed with or furnished to the SEC, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(b)               There is no transaction, arrangement or other relationship between the Company, any of its Subsidiaries and/or (to the Company’s Knowledge) Silver Crest and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company or Silver Crest (as applicable) in its SEC Reports and is not so disclosed.

(c)               There are no outstanding or unresolved comments in any comment letters or other correspondence received from the staff of the SEC with respect to any SEC Report and to the Knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority pending or, to the Knowledge of the Company, threatened, in each case, regarding the Company, Silver Crest or any of its officers or directors.

4.9            Absence of Changes. Except as set forth in Section 4.9 of the Disclosure Letter, since the date of filing of the Form F-4, the Company, its Subsidiaries and (to the Knowledge of the Company) Silver Crest have carried on their respective businesses in the ordinary course, consistent with past practice, and, except as separately disclosed to the Investor in writing, as set forth in any subsequent SEC Reports or as contemplated by the Transaction Documents, there has not been:

(a)               any amendment of any term of any outstanding security of the Company, its Subsidiaries or (to the Knowledge of the Company) Silver Crest;

(b)               any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Company’s, its Subsidiaries’ and (to the Knowledge of the Company) Silver Crest’s properties or assets when taken as a whole;

(c)               any sale, assignment or transfer, or any agreement to sell, assign or transfer, any material asset, liability, property, obligation or right of the Company, any Subsidiary or (to the Knowledge of the Company) Silver Crest to any Person, including the Investor and its Affiliates, in each case, other than in the ordinary course of business and consistent with past practice;

(d)               any obligation or liability incurred, or any loans or advances made, by the Company, any Subsidiary or (to the Knowledge of the Company) Silver Crest to any of its Affiliates, other than any obligation or liability incurred, or any loans or advance made in the ordinary course of business of the Company or Silver Crest not to exceed $500,000;

(e)               any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets other than in the ordinary course of business of the Company or (to the Knowledge of the Company) Silver Crest;

(f)                any waiver of any material rights or claims of the Company, any Subsidiary or (to the Knowledge of the Company) Silver Crest;

(g)               any written agreement or binding commitment by the Company, any Subsidiary or (to the Knowledge of the Company) Silver Crest to do any of the foregoing; or

(h)               any change, development, occurrence or event that constitutes a Material Adverse Effect.

4.10          Property.

(a)               Neither the Company nor any of its Subsidiaries owns any real property.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as whole, the Company or one of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens.

(c)               Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any material portion thereof.

(d)               Except as would not have a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

4.11         Indebtedness. Neither the Company, any of its Subsidiaries nor (to the Company’s knowledge) Silver Crest is, immediately prior to this Agreement, or will be, at the time of the Closing after giving effect to the Closing, in default in the payment of any indebtedness having an outstanding principal amount in excess of $1,000,000 or in default under any agreement governing or creating any indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments or Capital Lease Obligations to the extent such indebtedness or obligation relates to an amount payable in excess of $1,000,000.

4.12          Master Franchise Agreements. Except as set forth in Section 4.12 of the Disclosure Letter, the Master Franchise Agreements are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law. Except as would not have a Material Adverse Effect, (1) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them under the Master Franchise Agreements and (2) neither the Company, the Company’s Subsidiaries, nor any other party thereto is in default under the Master Franchise Agreements. During the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written notice of termination or material breach of, or material default under, the Master Franchise Agreements. Except as would not have a Material Adverse Effect, no event has occurred that, individually or together with other events, would reasonably be expected to result in a breach of or a default under the Master Franchise Agreements (in each case, with or without notice or lapse of time or both). The execution, delivery and performance by each of the Company and Target of this Agreement and the other Transaction Agreements (as defined in the Merger Agreement) to which it is or will be a party and the consummation by each of the Company and Target of the transactions contemplated hereby and thereby do not and will not in any material respect violate, conflict with, result in a breach of, result in the termination of, or result in a right of termination under, the Master Franchise Agreements.

4.13          Litigation and Proceedings.

(a)               Except as set forth in Section 4.13 of the Disclosure Letter, there are no, and during the last two years there have been no, pending or, to the Knowledge of the Company, threatened Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $100,000 individually or $500,000 in the aggregate. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $100,000 individually or $500,000 in the aggregate. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $100,000 individually or $500,000 in the aggregate.

(b)               To the Knowledge of the Company, (i) there are no pending or threatened Actions by or against Silver Crest that, if adversely decided or resolved, would have a SPAC Impairment Effect, (ii) there is no Governmental Order currently imposed upon Silver Crest that would have a SPAC Impairment Effect, and (iii) Silver Crest is not party to any settlement or similar agreement regarding any of the matters set forth in paragraphs (i) and (ii) that contains any ongoing obligations, restrictions or liabilities (of any nature) that would have a SPAC Impairment Effect.

4.14          Taxes.

(a)               All material Tax Returns required to be filed by the Company, each of its Subsidiaries and (to the Company’s Knowledge) Silver Crest through the date hereof have been timely filed (taking into account valid extensions of time within which to file).

(b)               All Tax Returns filed by the Company, each of its Subsidiaries and (to the Company’s Knowledge) Silver Crest (taking into account all amendments thereto) are true, correct and complete in all material respects.

(c)               The Company, its Subsidiaries and (to the Company’s Knowledge) Silver Crest have complied in all material respects with all applicable Laws relating to the payment, withholding, and reporting of all material Taxes and all material Taxes required to be withheld by the Company, any of its Subsidiaries or (to the Company’s Knowledge) Silver Crest have been timely withheld, paid, and reported over to the appropriate Governmental Authority.

(d)               All material Taxes due and owing by any of the Company, its Subsidiaries or (to the Company’s Knowledge) Silver Crest (whether or not shown on any Tax Return) have been timely paid.

(e)               There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company, any of its Subsidiaries or (to the Company’s Knowledge) Silver Crest.

(f)                No deficiencies for Taxes against the Company, any of its Subsidiaries or (to the Company’s Knowledge) Silver Crest have been claimed, proposed or assessed by any Governmental Authority, which have not been paid or otherwise resolved in full.

(g)               None of the Company, any of its Subsidiaries or (to the Company’s Knowledge) Silver Crest is a party to or is bound by any tax sharing agreement (excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).

(h)               None of the Company, any of its Subsidiaries or (to the Company’s Knowledge) Silver Crest has consummated, has participated in, or is currently participating in any transaction that was or is a “listed transaction” as defined in Section 6707A of the Code or the Treasury Regulations or under any comparable provisions of foreign Law.

4.15          Compliance with Laws.

(a)               Each of the Company and its Subsidiaries is, and during the last two years has been, in compliance with all applicable Laws, except as set forth in Section 4.15(a) of the Disclosure Letter and except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(b)               Except as set for in Section 4.15(b) of the Disclosure Letter , each of the Company and its Subsidiaries, as of the Cut-off Date, holds, and during the last two year period ended the Cut-off Date, has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the operation of the business of the Company and its Subsidiaries (the “Company Permits”). The Company and its Subsidiaries are, and during the last two years have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not have a Material Adverse Effect. Without limiting the generality of the foregoing, all permits, licenses and approvals by, and filings and registrations and other requisite formalities with, the Governmental Authorities of the PRC that are required to be obtained or made in respect of, as applicable, the Company or any of its Subsidiaries with respect to its establishment, capital structure, business and operations as it is now being conducted, including the approval of and registrations or filings with the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, SAFE, the Ministry of Human Resources and Social Security of the PRC, the Fire and Rescue Department Ministry of Emergency Management and the State Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with applicable Laws of the PRC, except for any such permits, licenses and approvals by, and filings and registrations and other formalities, the absence of which would not have a Material Adverse Effect. Each of the Company and its Subsidiaries, if established in the PRC, has been conducting its business activities within its permitted scope of business, and has been operating its business in compliance in all material respects with all relevant legal requirements and with all requisite permits, licenses and approvals granted by, and filings and registrations made with the competent Governmental Authorities of the PRC.

(c)               No Representative of the Company or any of its Subsidiaries is a Government Official. To the Knowledge of the Company, each holder or beneficial owner of Equity Securities of the Company who is a PRC resident and subject to any of the registration or reporting requirements of the SAFE Circulars or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied with such reporting or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company, except as set forth in Section 4.15(c) of the Disclosure Letter. Neither the Company nor, to the Knowledge of the Company, such holder or beneficial owner has received any inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

4.16          Environmental Compliance.

(a)               The Company and its Subsidiaries are, and during the last two years have been, in compliance with all Environmental Laws applicable thereto, except where the failure to be, or to have been, in compliance with such Environmental Laws has not had a Material Adverse Effect.

(b)               There are no written claims or notices of violation pending or, to the Knowledge of the Company, issued to or threatened, against either the Company or any of its Subsidiaries alleging violations of or liability under any material Environmental Law.

(c)               Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials in any material respect.

(d)               To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability with respect to the presence of Hazardous Materials in any real property subject to a Company Lease.

(e)               Neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to material liability of any other Person under any Environmental Laws.

4.17         Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in violation or default of any provision of the Memorandum and Articles of Association or other applicable charter or constitutional documents. The execution, delivery, and performance of and compliance with each of the Transaction Documents and the issuance and sale of the Notes hereunder and the conversion of the Notes will not (i) result in any default or violation of the Memorandum and Articles of Association or any charter or constitutional documents of the Company’s Subsidiaries, (ii) (subject to the closing condition in Section 6.6 being satisfied) result in any default or violation of any agreement or under any mortgage, deed of trust, security agreement, indenture or lease to which the Company or any Subsidiary is a party or in any default or violation of any judgment, order or decree of any Governmental Authority with jurisdiction over the Company or any Subsidiary, other than such as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries or (iii) result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company or its Subsidiaries pursuant to any mortgage, deed of trust, securities agreement, indenture or lease to which the Company or any Subsidiary is a party or the suspension, revocation, impairment or forfeiture of any permit, license, authorization, or approval applicable to the Company or any of its Subsidiaries, their respective businesses or operations, or any of their respective assets or properties pursuant to any such document, excepting, in any such case, any such default as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

4.18          No Conflict. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by each of the Company of the Transactions do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract (as defined in the Merger Agreement), or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except, in the case of each of clauses (b) through (d), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

4.19          Intellectual Property.

(a)               Section 4.19 of the Disclosure Letter sets forth a complete and correct list, as of the date of the Merger Agreement, of all the issued and registered Intellectual Property and applications therefor, in each case, owned or purported to be owned by the Company and its Subsidiaries (the “Registered Intellectual Property”).

(b)               Except as would not have a Material Adverse Effect, the Company and its Subsidiaries exclusively own all Owned Intellectual Property, and have a valid and enforceable (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law) license, or other right to use, all other Intellectual Property (including any such Intellectual Property in the Tim Hortons System) necessary for the operation of their businesses as presently conducted (together with the Owned Intellectual Property, the “Company Intellectual Property”).

(c)               Except as would not have a Material Adverse Effect, all Registered Intellectual Property is free and clear of any Liens (other than Permitted Liens), is subsisting and unexpired.

(d)               Except as would not have a Material Adverse Effect, all Owned Intellectual Property, to the Knowledge of the Company, is valid and enforceable and, to the Knowledge of the Company, there is no Action pending or threatened in writing against the Company or any of its Subsidiaries, challenging the validity, enforceability, ownership, registration, or use of any Owned Intellectual Property.

(e)               Except as would not have a Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party during the past three years, and (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating, any Company Intellectual Property (excluding all commercially available off-the-shelf software licensed to the Company or its Subsidiaries). The Company and its Subsidiaries have not received from any Person any written notice during the past three years that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(f)               The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain all material Owned Intellectual Property, including the confidentiality of any material trade secrets included therein.

4.20          Ranking of the Notes. The Notes, when issued by the Company, will constitute senior indebtedness of the Company and will rank at least pari passu with all other unsecured indebtedness of the Company (subject to any priority rights of such indebtedness pursuant to applicable Laws) and senior in right of payment to all future obligations of the Company expressly subordinated in right of payment to the Notes.

4.21          Registration Rights. Except as set forth in Section 4.21 of the Disclosure Letter or as provided in Section 9 of this Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

4.22          Investment Company Act. The Company is not registered, and after giving effect to the sale of the Notes and Common Shares and application of the proceeds thereof as described in section 10(o) of the Notes will not be required to register, as an “investment company” as such term is defined in the Investment Company Act of 1940.

4.23          Brokers’ Fees and Expenses. No broker, investment banker, or financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with transactions contemplated by this Agreement.

4.24          International Trade; Anti-Corruption.

(a)               Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident, or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”).

(b)               Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last five years been, the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or any other Person in violation of any Anti-Corruption Laws.

(c)               In the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures, and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls, and have maintained complete and accurate books and records, including records of any payments to agents, consultants, representatives, third parties, and Government Officials.

4.25          Money Laundering Laws. The operations of the Company and each of its Subsidiaries has been conducted at all times in compliance with Money Laundering Laws. The Company has effective controls that are sufficient to provide reasonable assurances that violations of applicable Money Laundering Laws will be prevented, detected and deterred.

4.26          No General Solicitation. Neither the Company nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its or their behalf (a) has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. The Company has offered the Securities for sale only to the Investor.

4.27          Offering; Exemption. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 5 of this Agreement, except as provided in Section 9 hereof, no registration under the Securities Act or any applicable state securities law is required for the offer and sale of the Securities by the Company to the Investor as contemplated hereby or for the conversion of the Notes.

4.28          No Integrated Offering. Neither the Company, nor any Affiliate of the Company, nor any person acting on its behalf or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act in a manner that would require registration of such offer and sale under the Securities Act, or would cause any applicable state securities Law exemptions or any applicable stockholder approval provisions exemptions, including under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Company are listed or designated to be unavailable, nor will the Company take any action or steps that would cause the offering or issuance of the Securities to be integrated with other offerings.

4.29          Labor Matters. The Company and each of its Subsidiaries are and have been during the past two years in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, statutory social insurances and housing funds, and wages and hours, except as would not have a Material Adverse Effect.

4.30          Insurance. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole: (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is in compliance with applicable Law in all material respects and is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums; and (b) except as set forth in Section 4.30 of the Disclosure Letter, there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer as of the Cut-off Date.

4.31         Solvency. Each of the Company and (to the Knowledge of the Company) Silver Crest is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair market value of the assets of such Person is greater than the total amount of liabilities (including known contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such Person does not have unreasonably small capital for the business and transaction it is engaged in.

4.32         Related Party Transactions. Except for the Contracts set forth in Section 4.32 of the Disclosure Letter or any Contract that expires or terminates pursuant to its terms prior to the Business Combination Closing Date without any liability to the Company or its Subsidiaries continuing following the Business Combination Closing Date, there are no Contracts between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), the officers, directors and managers (or equivalents) of the Company or any of its Subsidiaries, the direct equityholders of the Company or any of its Subsidiaries, the direct equityholders of Pangaea Two Acquisition Holdings XXIIB, Ltd. or Tim Hortons Restaurants International GmbH, any employee of the Company or any of its Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service, (iii) amounts paid pursuant to Company Benefit Plans, (iv) powers of attorney and similar grants of authority made in the ordinary course of business and (v) the Master Franchise Agreements.

5.              Representations and Warranties of the Investor. The Investor represents and warrants to the Company as of the date of this Agreement that:

5.1            Organization. [The Investor is a limited partnership duly organized, and validly existing under the laws of its jurisdiction of formation.][The Investor is an exempted company with limited liability duly incorporated and validly existing under the laws of its jurisdiction of incorporation.]

5.2            Authorization; Enforceability. The Investor has full right, power, authority and capacity to enter into each of the Transaction Documents and to consummate the transactions contemplated by each such Transaction Document. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary action on the part of the Investor, and each of the Transaction Documents has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of each of the Transaction Documents by the Company, will constitute valid and binding obligation of the Investor, enforceable against it in accordance with its terms.

5.3            Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Investor is required in connection with the purchase of the Notes hereunder, the conversion of the Notes or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the compliance with applicable state securities Laws, which compliance will have occurred within the appropriate time periods; and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

5.4           No Default or Violation. The execution, delivery, and performance of and compliance with each of the Transaction Documents, the issuance and sale of the Notes hereunder, and the conversion of the Notes will not (i) result in any default or violation of the Organizational Documents of the Investor, (ii) result in any default or violation of any agreement relating to its material indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Investor to consummate the transactions contemplated by this Agreement.

5.5           Investor Status.

(a)               The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Notes and the Conversion Shares being issued and sold pursuant to this Agreement (collectively, the “Securities”) is being made in reliance on an exemption from registration under the Securities Act and (iii) acquiring the Securities for its own account and not for the account of others, and (iv) not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities law of any other jurisdiction. Investor is not an entity formed for the specific purpose of acquiring the Securities.

(b)              The Investor understands that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as may be required pursuant to Section 9 hereof, will not be registered under the Securities Act and that such Securities may not be resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the applicable states, other jurisdictions of the United States and other applicable jurisdictions, and that any book-entry position or certificates representing the Securities shall contain a restrictive legend to such effect. Investor understands and agrees that the Securities will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Notes for an indefinite period of time. Investor understands and agrees that the Notes will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.

(c)              The Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT: (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (II) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND, IN EACH OF CASES (I) AND (II), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS. WITH RESPECT TO ANY TRANSACTION UNDER CLAUSE (II) ABOVE, THE ISSUER MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL OR CERTIFICATIONS, TO THE EXTENT REASONABLY REQUIRED TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(d)             The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

6.             Conditions to the Investor’s Obligations at Closing. The obligation of the Investor to purchase the Notes at the Closing is subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

6.1           Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Closing except for such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2 and 4.4 shall be, as of the Closing, true and correct in all respects with the same effect as though such representations and warranties had been made as of the Closing.

6.2           Performance. The Company shall have performed in all material respects all of its obligations required to be complied with or performed by it at or prior to the Closing.

6.3           No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

6.4           Qualification Under Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable foreign or U.S. state securities or “blue sky” Laws shall have been obtained for the lawful execution, delivery and performance of each of the Transaction Documents including, without limitation, the offer and sale of the Securities.

6.5           Orders. As of the Closing, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

6.6           Disclosure Letter. The Investor shall have received on the date of this Agreement a copy of the signed Disclosure Letter.

7.             Conditions to the Company’s Obligations at Closing. The obligations of the Company to issue, sell and deliver to the Investor the Notes are subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

7.1           Representations and Warranties. Each of the representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing except for such representations and warranties made as of a specific date, which shall be true and correct as of such date; provided, however, that the representations and warranties set forth in Sections 5.1 and 5.2 shall be, as of the Closing, true and correct in all respects with the same effect as though such representations and warranties had been made as of the Closing.

7.2           Performance. The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Closing.

7.3           Orders. As of the Closing, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

8.             Covenants. The Company covenants and agrees, and the Investor covenants and agrees, for the benefit of the other parties to this Agreement and their respective assigns, as follows:

8.1           PIPE Share Subscription Agreement and Option Agreement.

(a)               The Company and the Investor shall, on or before the Business Combination Closing Date, execute and deliver to the other party the PIPE Share Subscription Agreement.

(b)               PGXXIIA and the Investor shall, on or before the Business Combination Closing Date, execute and deliver the Option Agreement.

8.2           Reservation of Common Shares; Issuance of Common Shares; Blue Sky.

(a)               For as long as any Notes remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights of other Persons, out of its authorized but unissued Common Shares or Common Shares held in treasury by the Company, for the purpose of effecting the conversion of the Notes, the full number of Conversion Shares (after giving effect to all anti-dilution adjustments) then outstanding. All Conversion Shares shall represent newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.

(b)               The Company shall take such action as necessary in order to obtain an exemption for or to qualify the issuance of the Conversion Shares under applicable foreign or U.S. securities or “blue sky” Laws (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investor. The Company shall make all filings and reports relating to the offer and sale of the Conversion Shares required under such Laws pursuant to Section 9 following the Closing.

8.3           Removal of Restrictive Legend. The Company agrees to take commercially reasonable efforts to (including but not limited to causing its transfer agent to) remove the restrictive legend on the Notes and/or the Conversion Shares, as applicable, when such securities are sold pursuant to Rule 144 or an effective registration statement or may be sold without restriction under Rule 144. In connection therewith, if required by the transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with the transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to transfer such securities without any such legend.

8.4           Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on (x) the issue of the Notes at Closing and (y) the issue of Conversion Shares. However, in the case of conversion of the Notes, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares in a name other than that of the holder of the Notes to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

8.5           Confidentiality. Each party to this Agreement will use commercially reasonable efforts to hold, and cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources on a non-confidential basis by the party to which it was furnished), and no party shall release or disclose such Information to any other person, except its Affiliates, officers, directors, employees, partners, members, auditors, attorneys, financial advisors, other consultants and advisors. The Investor acknowledges that this Agreement and the Transaction Documents may be subject to public disclosure in connection with the Company’s and Silver Crest’s disclosure obligations, and permits such disclosure; provided that the Company shall not disclose the identity of the Investor in such public disclosure unless required by law, and if such disclosure is required, shall provide the Investor a reasonable opportunity to review any such proposed public disclosure (it being understood that the Company will use commercially reasonable efforts to persuade Silver Crest to keep Investor’s identity confidential in its public filings). Notwithstanding the foregoing, a party may disclose Information in connection with any routine governmental or regulatory inquiry, examination or other request that does not specifically target the Information.

8.6           Further Assurances. Each of the Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement.

Notwithstanding anything in this Agreement to the contrary, the covenants in this Section 7 shall cease to be applicable in their entirety once the Public Notes are issued and the Notes are exchanged therefor in accordance with Section 3.4. The covenants, agreements and terms of or relating to the Public Notes, once issued, shall be exclusively governed by or pursuant to the Public Note Indenture, and not this Agreement.

9.             Registration Rights.

9.1           In the event that (i) the Conversion Shares are issued subsequent to the completion of the Business Combination and such Conversion Shares are not registered in connection with the consummation of the transactions contemplated thereby or (ii) the Company is or becomes subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act, the Company agrees that, within forty-five (45) calendar days after earlier of the completion of the Business Combination and the satisfaction in the condition in clause (ii) above (the “Filing Date”), the Company will file with the SEC (at the Company’s sole cost and expense) a shelf registration statement registering the resale of the Conversion Shares (the “Registrable Securities”, and such statement the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Conversion Shares in the Registration Statement are contingent upon Investor furnishing in writing to the Company such information regarding Investor, the securities of the Company held by Investor and the intended method of disposition of the Conversion Shares as shall be reasonably requested by the Company to effect the registration of the Conversion Shares, and Investor shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted under Section 9.4 hereunder. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Date or to cause such Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file the Registration Statement or cause the Registration Statement to be declared effective as set forth above in this Section 9.

9.2           If the Company proposes to conduct a registered offering of, or if the Company proposes to file a registration statement under the Securities Act with respect to the registration of Common Shares, for its own account and/or for the account of any stockholders of the Company, other than a registration statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a registration statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for a dividend reinvestment plan, or (iv) for a rights offering, then the Company shall give written notice of such proposed offering to the Investor as soon as practicable but not less than five (5) days before the anticipated filing date of such registration statement or, in the case of an underwritten offering pursuant to a shelf registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to the Investor the opportunity to include in such registered offering such number of Conversion Shares as the Investor may request in writing within two (2) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to this Section 9.2, the Company shall, in good faith, cause such Conversion Shares to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Conversion Shares requested by the Investor pursuant to this Section 9.2 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Conversion Shares in accordance with the intended method(s) of distribution thereof. The inclusion of the Investor’s Conversion Shares in a Piggyback Registration shall be subject to such Investor’s agreement to enter into such agreements and deliver such certificates and opinions as reasonably or customarily requested by the underwriters. If the managing underwriter or underwriters in an underwritten offering that is to be a Piggyback Registration, in good faith, advises the Company and the Investor participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other equity securities that the Company desires to sell, taken together with (i) the Common Shares or other equity securities, if any, as to which registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Investor, (ii) the Conversion Shares as to which registration has been requested pursuant to Section 9.2 hereof, and (iii) the Common Shares or other equity securities, if any, as to which registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company (the “Other Piggyback Parties”), exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then: (i) if the registration or registered offering is undertaken for the Company’s account, the Company shall include in any such registration or registered offering (A) first, the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Shares or other equity securities, if any, as to which registration or a registered offering has been requested pursuant to separate written contractual arrangements with persons or entities other than the Investor; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Conversion Shares of the Investor, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other equity securities, if any, as to which registration or a registered offering has been requested pursuant to written contractual piggyback registration rights of the Other Piggyback Parties, which can be sold without exceeding the Maximum Number of Securities; (ii) if the registration or registered offering is pursuant to a request by persons or entities other than the Investor, then the Company shall include in any such registration or registered offering (A) first, the Common Shares or other equity securities, if any, of such requesting persons or entities, other than the Investor, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Conversion Shares of the Investor which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other equity securities, if any, as to which registration or a registered offering has been requested pursuant to written contractual piggyback registration rights of the Other Piggyback Parties, which can be sold without exceeding the Maximum Number of Securities. The Investor shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the managing underwriter or underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the registration statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a shelf registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a registration statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Registration Statement) at any time prior to the effectiveness of such registration statement.

9.3           In the case of the registration effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform Investor as to the status of such registration. At its expense, the Company shall:

(a)               except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Investor ceases to hold any Notes or Conversion Shares, (ii) the date all Conversion Shares held by or issuable to Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two years from the Effectiveness Date of the Registration Statement;

(b)              advise Investor within five (5) Business Days (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Conversion Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

(c)              Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding the Company other than to the extent that providing notice to Investor of the occurrence of the events listed in (i) through (iv) above constitutes material, nonpublic information regarding the Company;

(d)              use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(e)               upon the occurrence of any event contemplated in Section 9.3(b)(iv), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Conversion Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(f)              use its commercially reasonable efforts to cause all Conversion Shares held by the Investor to be listed on each securities exchange or market, if any, on which the Common Shares of the Company are then listed.

9.4           Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Investor not to sell under the Registration Statement or to suspend the effectiveness thereof, if (x) the use of the Registration Statement would require the inclusion of financial statements that are unavailable for reasons beyond the Company’s control, (y) the Company determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or if (z) such filing or use could materially affect a bona fide business or financing transaction of the Company or its Subsidiaries or would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days during any twelve (12) month period (or for such shorter periods as may be mutually agreed in the PIPE Subscription Agreement between the Company and the Investor consistent with the subscription terms of the other PIPE investors in connection with the Business Combination). Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Conversion Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Investor will deliver to the Company or, in Investor’s sole discretion, destroy, all copies of the prospectus covering the Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Investor is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. The Company agrees that any time transfer is permitted pursuant to Rule 144 and Investor is unable to sell under the Registration Statement, Company will take commercially reasonable efforts to remove the restrictive legend from the Conversion Shares.

10.           Indemnification.

10.1         The Company (in such capacity, the “Indemnifying Party”) shall indemnify, defend and hold harmless the Investor (to the extent a seller under the Registration Statement) and its Affiliates, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (each, in such capacity, an “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred by the Indemnified Party in any action between the Company and the Indemnified Party or between the Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) that arise out of, relate to or are based upon (a) any untrue or alleged untrue statement of a material fact contained in the SEC Reports, any Registration Statement (which, for purposes of this Section 10, shall include any registration statement in respect of which an Investor exercises piggyback rights pursuant to Section 9.2 hereof), any prospectus included in the Registration Statement, or any form of prospectus or preliminary prospectus relating to such Registration Statement, any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement (each a “Breach”); provided that the Investor will not be liable to the Indemnified Parties or their respective officers, directors, employees, agents or their respective Affiliates for any portion of such Losses (i) resulting from the Indemnified Party or their respective officers’, directors’, employees’, agents’ or Affiliates’ gross negligence or willful misconduct as determined by a final non-appeal judgment of a court of competent jurisdiction; (ii) if such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to the Company by or on behalf of the Investor expressly for use therein or otherwise made in reliance upon and in conformity with information furnished by the Investor, (iii) attributable to a settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); (iv) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (v) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (vi) in connection with any offers or sales effected by or on behalf of the Investor in violation of Section 9.4 of this Agreement. The Company shall notify the Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 10 of which the Company is aware.

10.2         The Investor (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (in such capacity, the “Indemnified Parties”), to the fullest extent permitted by applicable law, from and against all Losses (including the fees, disbursements and other charges of counsel reasonably incurred by the Indemnified Party), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus or preliminary prospectus relating to such Registration Statement, or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the Investor furnished in writing to the Company by the Investor expressly for use therein; provided, however, that the indemnification contained in this Section 10 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Registrable Securities giving rise to such indemnification obligation. The Investor shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 10.2 of which the Investor is aware.

10.3

(a)               The Indemnified Party shall give written notice to the Indemnifiying Party promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the Loss, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its liability hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party . In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party that, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 10, the Indemnified Party shall notify promptly the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim, and the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party; provided that, in the event that the Indemnifying Party elects to control such defense, the Indemnifying Party shall be deemed to have agreed to be fully responsible (with no reservation of rights) for all Losses relating to such claim, subject to the limitations set forth in this Section 10. Within thirty (30) days after receiving written notice of an indemnification claim, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes all or any portion of the claim. If the Indemnifying Party fails to give written notice to the Indemnified Party that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, the Indemnifying Party shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable subject to the limitations set forth in this Section 10.

(b)              If the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense, unless the Indemnifying Party has specifically authorized the employment of such counsel in writing, in which case the fees and expenses of such counsel shall be borne by the Indemnifying Party. Similarly, if the Indemnified Party controls the defense of any such claim, then the Indemnifying Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense. If the Indemnified Party reasonably determines that there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall cooperate with the Indemnifying Party in such defense. Similarly, in the event that the Indemnified Party is, directly or indirectly, controlling the defense of any such claim, then the Indemnifying Party shall cooperate with the Indemnified Party in such defense. The Indemnifying Party shall obtain the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim.

10.4         Any Indemnified Party’s right to indemnification shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Indemnified Party or by reason of the fact that the Indemnified Party knew or should have known of any such potential Breach.

10.5         Upon the earlier to occur of (i) the agreement of the Indemnifying Party to pay the amount claimed by an Indemnified Party in a claim notice, or (ii) a final determination of a court of competent jurisdiction as provided for in Section 12.2 that any amount is payable by the Indemnifying Party hereunder, the Indemnifying Party shall pay the Indemnified Party as soon as commercially practicable but in no event more than five (5) Business Days thereafter.

10.6        Exclusive Remedy. Nothing contained in this Agreement shall limit a Party’s right to pursue (i) equitable remedies, including, without limitation, injunctive relief and specific performance, or (ii) any rights and remedies of such Party under the Transaction Documents.

11.           Termination.

11.1         This Agreement may be terminated prior to the Closing as follows:

(a)               by either the Company, on the one hand, or the Investor, on the other hand, if the Closing has not occurred by January 31, 2022;

(b)              by the Investor, if the Company has breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be cured or, if it is capable of being cured, is not cured within 30 days after the Company has been notified in writing of the same;

(c)              by the Company, if the Investor has breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be cured or, if capable of being cured, is not cured within 30 days after the Investor has been notified in writing of the same; or

(d)              by mutual agreement in writing between the Company, on the one hand, and the Investor, on the other hand.

provided, however that any right to terminate this Agreement pursuant to clauses (a), (b) or (c) of this Section 11.1 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred on or before such date.

11.2         Survival. If this Agreement is terminated in accordance with Section 11.1, it shall become void and of no further force and effect, except for the provisions of Section 8.5 (Confidentiality), Section 10 (Indemnification), this Section 11, Section 12.1 (Governing Law) and Section 12.2 (Jurisdiction); provided, however, that such termination, unless otherwise agreed to by the Investor, on the one hand, or the Company, on the other hand, shall be without prejudice to the rights or obligations of any party in respect of a breach of this Agreement prior to such termination.

12.           Miscellaneous.

12.1         Governing Law. This Agreement shall be governed in all respects by the Laws of the State of New York without regard to any choice of Laws or conflict of Laws provisions that would require the application of the Laws of any other jurisdiction.

12.2         Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement brought by the other party or its successors or assigns, shall be brought and determined non-exclusively in any state or federal court located in the City and County of New York. Each of the parties hereby irrevocably submits with regard to any such action or proceeding to the personal jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process, (b) any claim of sovereign immunity with respect to itself or its property and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 12.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 12.7 shall be effective service of process for any suit or proceeding in connection with this Agreement. Service shall be deemed complete upon receipt by addressee. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.3         Remedies. The parties agree that irreparable damage would occur in the event that the Company does not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the Investor shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to the Investor on the basis that (a) the Investor has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the Investor shall not be required to provide any bond or other security in connection with any such order or injunction. The remedies available to the Investor pursuant to this Section 12.3 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Investor from, in the alternative, seeking to terminate this Agreement and collect a remedy at law. Notwithstanding anything in this Agreement to the contrary, the Company shall not pursue or be entitled to a grant of specific performance under this Agreement.

12.4         No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

12.5         No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of any of the parties shall have any liability for any obligations of such party under this Agreement or for any claim based on, in respect of or by reason of the respective obligations of such party under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

12.6         Entire Agreement. This Agreement and the other Transaction Documents, including the Notes, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

12.7         Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger, addressed as set forth in Schedule 3, or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

12.8          Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by Law or otherwise afforded to any holder, shall be cumulative and not alternative.

12.9          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

12.10       Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

12.11       Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

TH INTERNATIONAL LIMITED

By:
Name:
Title:

[Signature page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

[SONA CREDIT MASTER FUND LIMITED

By:
Name:
Title:]

[SUNRISE PARTNERS LIMITED PARTNERSHIP
By: Paloma Partners Management Company, acting as its general partner

By:
Name:
Title:]

[Signature page to Note Purchase Agreement]

Exhibit A

Form of Convertible Note

Exhibit B

Form of Public Note Indenture

Exhibit C

Form of Maples & Calder (Cayman) LLP Opinion

Exhibit D

Form of PIPE Subscription Agreement

Schedule 1

Investor Schedule

Name	Principal Amount of Notes to be Purchased on Closing
[Sona Credit Master Fund Limited] [Sunrise Partners Limited Partnership acting by Paloma Partners Management Company in the capacity as its general partner]	[ ]

Schedule 2

List of Knowledge Individuals

Yongchen Lu (卢永臣);

Bin He (何滨);

Peter Yu;

Gregory Armstrong; and

Paul Hong.

[Signature page to Note Purchase Agreement]

Schedule 3

Addresses for Notice

if to the Company:

TH International Limited
2501 Central Plaza
227 Huangpi North Road
Shanghai
People’s Republic of China 200003

c/o Cartesian Capital Group LLC

505 5th Avenue, 15th Floor

Attn: Peter Yu, Gregory Armstrong

E-mail: peter.yu@cartesiangroup.com; gregory.armstrong@cartesiangroup.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn: Daniel Dusek; Joseph Raymond Casey; Ram Narayan

E-mail: daniel.dusek@kirkland.com; joseph.casey@kirkland.com; ram.narayan@kirkland.com if to the Investor:

[Sona Credit Master Fund Limited

Address: 20 St James's Street, London, SW1A 1ES
Email: compliance@sona-am.com]

[OR]

[Sunrise Partners Limited Partnership

Attention: Doug Ambrose

Address: Two American Lane, Greenwich, CT 06831

Phone: 203-861-8410
Email: DAmbrose@paloma.com]

[Signature page to Note Purchase Agreement]